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[LOGO OF THE EASTWIND GROUP, INC.]

PERSONAL AND CONFIDENTIAL
-------------------------

June 20, 1997

Mr. John R. Thach
122 Lenape Drive
Berwyn, PA 19312

Dear John:

The purpose of this letter is to reach an agreement between you and Eastwind, whereby you will be fairly compensated and Eastwind and you will release each other from any implied or real obligations it or you may have under the terms of your Employment Contract.

The terms of the agreement are as follows:

1)  You do hereby agree to:

    a) Resign, effective July 1, 1997, from any and all offices you now hold as an officer of Eastwind, other than as a member of the Board of Directors, and resign from the Executive Committee thereof; and to forgo any claims you might have in the future to such offices.

    b) Release The Eastwind Group, Inc. ("Eastwind"), with prejudice, from any and all, implied or real, claims and/or obligations by/to you under the terms of your employment contract, including, but not limited to any obligations to increase or add to any compensation that you are now, or have been, receiving, whether they be accrued salary (other than those normal salary payments already being paid on a consistent basis and having accrued until the date of the signature of this agreement), accrued bonuses, or otherwise (unless listed below).

    c) Release Eastwind, with prejudice, from any and all, implied or real, claims and/or obligations that you might have in the future regarding further compensation or employment (other than as a shareholder or Board


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Mr. John R. Thach
June 20, 1997
Page 2

        Member or as listed below), including, but not limited to any bonuses that you might feel Eastwind would be obligated to pay you subsequent to or regarding the sale of any Eastwind subsidiaries, such as Lavelle or Polychem.

    d) Indemnify and hold Eastwind harmless for any and all real or imagined past or present damages that you may feel that you have sustained as a result of your mistreatment as an officer, shareholder or employee of Eastwind; to keep all information you may have regarding Eastwind or the matters covered by this agreement strictly confidential, unless otherwise notified in writing, by me; and not to make any defamatory remarks or statements in the future to anyone regarding Eastwind or its officers or directors.

    e) Not compete directly with Eastwind, by acquiring more than a 20% ownership position in, or indirectly by accepting employment from any companies whose principal business is in the printing or municipal wastewater treatment equipment manufacturing industries, within a one hundred and fifty mile radius of Philadelphia, through January 1, 2000.

    f) At my discretion, but with thirty (30) days written notice, vacate your current office at Eastwind. You are to leave behind all business related files that you have, other than those files and materials that are purely personal, or which you brought with you to Eastwind, or which you may find useful solely in the pursuit of acquiring your own businesses in the future, other than those businesses described in paragraph 1(e). You will be provided with all of the general and administrative support that you have been and are currently being provided, at no cost to you, until such time as you vacate the Eastwind premises.

2) In return for which, Eastwind (and/or its successors), does hereby agree to:

    a) Pay you, in full, the sum of $125,000, in cash at closing of the earlier of either Eastwind's refinancing the majority of its secured debt or its sale of Polychem.

    b)  Pay you the amount of $200,000 per annum, on a semi-

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Mr. John R. Thach
June 20, 1997
Page 3

        monthly basis, effective immediately, beginning to accrue upon signature of this agreement and continuing through January 1, 2000, in return for your non-complete obligations set forth in this agreement and its exhibits, with full confession of judgement in the event of Eastwind's failure to make payments (The terms of the non-compete agreement are outlined in Exhibit A). No further pro-active performance will be required of or from you in order that you be able to collect the amounts owed you under the terms therein, and no deductions, offsets or claw-backs will be allowed therefrom, unless you violate the terms of paragraph 1(e) of this agreement.

    c) Immediately vest you fully in all options that you now have in Eastwind or any of its subsidiaries, including options to acquire 100,000 shares in Team Graphics, Inc., or its successor, at the same exercise price granted or if a more favorable exercise price by reason of future adjustment, that I will have the right to acquire and exercise options granted to me on the same dates. Eastwind will register all shares underlying these options, at Eastwind's expense, as part of the next registration of option shares, or if at earlier time an amendment of a current registration.

    d) Provide you with the right to approve or disapprove any and all press releases regarding you or the termination of your employment, that are to be made by Eastwind, but the timing of any such press release or public announcement shall rest within my sole discretion.

    e) Release you, with prejudice, from all of the terms of your employment contract with Eastwind.

    f) Indemnify and hold you harmless for any and all real or imagined past or present damages that Eastwind may believe that it has sustained as a result of your performance as an officer, shareholder or employee of Eastwind; and not allow any officers or employees of Eastwind to make any defamatory remarks or statements in the future to anyone regarding you or your performance.

    g) Allow you to pursue and use any and all materials assembled or hitherto used by you as an employee of











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Mr. John R. Thach
June 20, 1997
Page 4

        Eastwind, to attempt to acquire for your own benefit additional businesses in any industry not described in paragraph 1)e), without any hindrance or interference by Eastwind.

    h)  Provide you, at no cost to yourself with:

        i) Full health and medical benefit coverage, as is currently being provided to you and your family by Eastwind or any of its subsidiaries, until such time as you are able by virtue of your having acquired Ivy/Tygart Acquisition Corp. or some other company, to obtain similar health and medical coverage therefrom, but not beyond January 1, 2000.

        ii) Full and prompt payment of any and all automotive payments, privileges or benefits that you are currently being provided or reimbursed for, by Eastwind or its subsidiaries (including but not limited to all lease, gasoline, repair and insurance payments), through the later of December 31, 1997 or your acquisition of Ivy/Tygart Acquisition Corp or some other company, but not beyond January 1, 2000.

        iii) The same office you now occupy, or a similar office acceptable to you at Centennial Printing as well as all general and administrative assistance you now receive (including but not limited to phone, fax, copy, postal expense, etc.) or, at Eastwind's discretion, the sum of $1,000 per month in cash to cover the costs thereof, for a period of twelve (12) months subsequent to the date of signature of this letter.

    i) Pay all reasonable costs related to moving you into your new offices, unless said office is outside of a thirty mile radius of Philadelphia. The bill for moving services will be submitted directly to and paid directly by Eastwind.

    j) Provide you with first and last right of review and refusal regarding any real and acceptable offer made by any person(s) or entity, who is capable of consummating such a transaction, to acquire the business, assets or stock of Ivy-Tygart Acquisition Corp, and provide you



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Mr. John R. Tach
June 20, 1997
Page 5



          with adequate time to respond adequately.

3) To whatever extent that there may be any ambiguities in this agreement of its exhibits, such ambiguities shall be construed or interpreted to your benefit. Eastwind will reimburse you for any and all reasonable expenses (legal and otherwise) that you might incur in attempting to collect payments due under the terms of this agreement.

4) Any failure to pursue remedies for any violation of the terms of this agreement, by either party, shall not be interpreted or construed as a waiver of any rights either party has under the terms of this agreement.

5) This document is a fully enforceable and binding agreement to be governed and interpreted by the law of the Commonwealth of Pennsylvania.

6) This letter agreement and Exhibit A set forth the entire understanding of the parties hereto, and supersede all prior agreements, arrangements, discussions and communications, verbal or written, between the parties with respect to the matters covered in this agreement, unless otherwise stated herein.

If the foregoing is acceptable to you, please confirm by signing this agreement and returning the original copy to me. The terms of this offer supersede the terms of any offer made prior to the date of this letter.


Sincerely,


/s/ Paul A. DeJuliis
Paul A. DeJuliis
Chairman and CEO


Agreed and accepted this 20th day of June, 1997, on behalf of himself, by:
                         ----        -----

 /s/ John R. Thach
------------------
John R. Thach
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                                   EXHIBIT A
                                   ---------


The terms of the Non-Compete Agreement whereby John R. Thach ("Thach") agrees not to compete with The Eastwind Group, Inc. ("Eastwind") under the terms of the non-compete portion of his termination agreement dated June 20, 1997 and found in paragraph 1)e) thereof; and in return Eastwind agrees to make certain semimonthly cash payments to Thach, are as follows:

Agreement:      Thach will not compete directly with Eastwind, by acquiring more than a 20% ownership position in, or indirectly by accepting employment from any companies whose principal business is in the printing or municipal wastewater treatment equipment manufacturing industries, within a one hundred and fifty mile radius of Philadelphia, through January 1, 2000.

Payments:       Thach will be paid $200,000 per annum, in equal semi-monthly payments to be made on the 1st and 15th of each month through January 1, 2000, accruing from the date of signature of the termination agreement, to which this is an Exhibit. In the event of Thach's death, said payments will continue to be paid to the benefit of his wife, heirs or personal representatives.

Duration:       Up to and including January 1, 2000.

Prepayment:     Eastwind shall have the right to prepay the remaining
                unsatisfied amount owed under the terms of this non-compete agreement in full, at any time without fear of loosing any rights thereunder.

Security:       By the full faith and credit of Eastwind. However, in the event that the Eastwind is, or becomes, unable to make such payments by virtue of declaring Chapter 11 or otherwise, Thach shall be released from any and all non-compete obligations in the agreement.

Withholding of
  Payments:     Eastwind shall not for any reason, whether real or
                imagined, have any right to forgo, reduce or withhold any payment to Thach, other than for Thach's having gone into competition with Eastwind, as defined by the terms of this Agreement. Furthermore, Eastwind shall be considered to have signed a full confession of

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Exhibit A (continued)
June 20, 1997


                judgement to its detriment, in the event of failure to make said payments.

Failure: Payments are due, by mail or courier, within three (3) working days of the 15th and end of each month. The failure to do so will constitute a "Failure" under the terms of this agreement.

Remedy: Either the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of Eastwind must receive either oral or written notice from Thach of such Failure to make said payments, after which Eastwind has 4 business days to correct such Failure. However, in the event of ten (10) or more events of Failure as defined above under the terms of this agreement or one event of failure with a duration of more than ten (10) days post-notification, Eastwind shall be required to immediately pay the full amount of all payments to be made, in cash to Thach. Eastwind will reimburse Thach for any and all reasonable expenses (legal and otherwise) that Thach incurs in attempting to collect said amounts.